Exhibit 4.4

Share Pledge Agreement

SHARE PLEDGE AGREEMENT

June 14, 2010

Guangzhou, P.R.C.

Share Pledge Agreement

Share Pledge Agreement

This Share Pledge Agreement (hereinafter referred to as the “Agreement”)) is entered into on 06/14/2010 in Guangzhou, the People’s Republic of China (the “PRC”) by and between:

Party A: Jianping Xu, a male citizen of PRC with ID Card number 420601196208133553, whose domicile is located at No. 55, Guantai Blvd, Nancheng District, Dongguan, GuangDong, the PRC, currently owns 100% shares of Guangzhou Dongfang Hospital Co., Ltd.,

Party B: Guangzhou Shouzhi Medical Institution Management Co. Ltd., a wholly-foreign owned enterprise registered in Guangzhou, PRC, the registration number of its Business License is 440101400021828 , and its registered address is 3rd Floor, No.8, South Shian Road, Shijing Street, GuangZhou.

In this Agreement, Party A and Party B are collectively referred to as the “Parties” and each as the “Party”.

WHEREAS:

1      Party A is the sole shareholder of Guangzhou Dongfang Hospital Co., Ltd. (hereinafter referred to as “Dongfang Hospital”).  Party A legally holds all equity interests of Dongfang Hospital.

2    Dongfang Hospital is an enterprise incorporated and validly existing under the PRC laws, the registration number of its Business License is 44011100013535, and its registered address is No.8, South Shian Road, Shijing Street, GuangZhou.

Share Pledge Agreement

3 Pursuant to the Exclusive Management Consultancy Agreement (the “Management Consultancy Agreement”) signed among the Parties and Dongfang Hospital on [DD/MM/2010], Party A and Dongfang Hospital have entrusted the management and operation of Dongfang Hospital to Party B on an exclusive basis and will pay a management fee to Party B accordingly;

4  Pursuant to the Shareholder’s Rights Proxy Agreement signed between the Parties on [DD/MM/2010] (the “Proxy Agreement”), Party A has irrevocably entrusted Party B with the exclusive right to exercise Party A’s rights as a shareholder of Dongfang Hospital.

5  Pursuant to the Call Option Agreement executed between the Parties and Dongfang Hospital on [DD/MM/2010] (the “Option Agreement”), Party A has granted to Party B the exclusive right to purchase the shares of Dongfang Hospital from Party A, and Dongfang Hospital has granted to Party B the exclusive right to purchase the assets of Dongfang Hospital from Dongfang Hospital, all on the terms and conditions set forth in the Option Agreement.

In order to ensure that Party A and/or Dongfang Hospital performs all of its/their obligations under the Management Consultancy Agreement, the Proxy Agreement and the Option Agreement (collectively referred to as “Domestic Agreements”), Party A agrees voluntarily to pledge to Party B all of its 100% equity interests in Dongfang Hospital to guarantee such performance, and Party B agrees to accept such pledge, subject to the terms and conditions of this Agreement.

Therefore, in accordance with laws and regulations of the PRC, based on the principle of equality and mutual benefit, it is hereby agreed as follows

Share Pledge Agreement

Article 1  Equity Pledge

In order to guarantee that Party A and Dongfang Hospital perform all of their obligations and liabilities to Party B under the Domestic Agreements, Party A hereby pledges to Party B the Pledged Equity (defined in Article 4) under this Agreement to Party B and Party B agrees to accept such equity pledge, subject to the terms and conditions of this Agreement.

Article 2  Representations and Warranties

2.1 Party A hereby makes the following representations and warranties to Party B as of the date of this Agreement as follows:

2.1.1 Party A has legal right, power and authority to enter into this Agreement and perform and observe its obligations hereunder.

2.1.2 Party A has fulfilled necessary internal decision making procedures and appropriate authorities, and has obtained all necessary consents and approvals required from any necessary third parties and governmental authorities for executing and performing this Agreement, and each of (i) the execution and delivery of this Agreement, (ii) the granting to Party B of the pledge described in this Agreement, and (iii) the performance by Party A of its obligations hereunder, does not and will not violate any PRC law and any other contract or agreement to which he is or may become a party or to which his assets are or may be bound.

2.1.3 Upon execution, this Agreement consists of the legal, valid and binding obligations of Party A which are enforceable under this Agreement.

2.1.4 Party A is the sole legal owner of the Pledged Equity, has paid up all its respective capital contributions in accordance with PRC laws, has obtained the capital verification report issued by a qualified accounting firm and has the right to set  prioritized right of pledge on the Pledged Equity for Party B. Other than as set forth in this Agreement, the Pledged Equity is free of any ownership dispute, lien, encumbrance, security interest, pledge, right of mortgage or other adverse interest or right in favor of any third person, or any trust or restrictive use condition, and the Pledged Equity is not sequestrated, frozen or managed by any third party as a receiver in accordance with law and is exempt from actions, enforcements, enforcement measures or other legal proceedings (each, an “Encumbrance”).

Share Pledge Agreement

2.1.5 Party A has no continued defaults or potential defaults under this Agreement and has no such risks to its knowledge. Under the other contracts to which Party A or Dongfang Hospital is party, neither Party A nor Dongfang Hospital has any continued defaults or potential defaults that are likely to have an adverse material impact on either of them.

2.1.6 Each of Party A and Dongfang Hospital has complied with and performed all relevant obligations under applicable laws and also complied with all applicable authorizations and permits. Neither Party A nor Dongfang Hospital is involved in any act that violates relevant laws, regulations or rules or would result in an adverse material impact upon the legality, validity, performance and enforceability of this Agreement.

2.1.7 There are no legal proceedings or administrative proceedings initiated against Dongfang Hospital, Party A or the Pledged Equity by or at any court, arbitration tribunal or government or other agency, and there are no such risks to Party A’s knowledge.

2.2 Party B hereby makes the following representations and warranties to Party A as of the date of this Agreement as follows:

2.2.1 Party B has the power and legal capacity to enter into this Agreement and perform and observe its obligations hereunder.

2.2.2 Party B has fulfilled necessary internal decision making procedures and appropriate authorities, and has obtained all necessary consents and approvals required from any necessary third parties and governmental authorities for executing and performing this Agreement, and does not violate any binding or influential PRC laws and other relevant contracts.

2.2.3 Upon execution, this Agreement consists of legal, valid and binding obligations of Party B which are enforceable under this Agreement.

Share Pledge Agreement

Article 3 Guaranteed Liabilities

Guaranteed Liabilities under this Agreement mean the obligations or liabilities incurred by Party A and/or Dongfang Hospital under the Domestic Agreements (including the renewals of and amendments and supplements to such agreements), including, but not limited to, the management consulting fees, interests, liquidated damages, compensation, expenses from realization of claims, losses caused to Party B by Party A’s or Dongfang Hospital’s breach, indemnification obligations of Party A or Dongfang Hospital, and all other expenses payable by Party A or Dongfang Hospital to Party B arising out of the Domestic Agreements.

Article 4 Pledged Equity

Pledged Equity means 100% of the equity held of record or beneficially by Party A in Dongfang Hospital, together with all rights and proceeds relating to such equity.

Article 5 Scope of Guaranteed Liabilities

The scope of the Guaranteed Liabilities covers the obligations or liabilities incurred by Party A and/or Dongfang Hospital under the Domestic Agreements (including the renewals of and amendments and supplements to such agreements), including, but not limited to, the management consulting fees, interest, liquidated damages, compensation, expenses from realization of claims, losses caused to Party B by Party A’s or Dongfang Hospital’s breach of any Domestic Agreement, indemnification obligations, and all other expenses payable by Party A and/or Dongfang Hospital to Party B arising out of the Domestic Agreements.

Share Pledge Agreement

Article 6 Pledge Procedures and Arrangements

Party A shall, within 30 days after the execution date of this Agreement, process the registration procedures with the Guangzhou Administration for Industry and Commerce (“Guangzhou AIC”) concerning the Pledged Equity. If the registration can not be completed due to Guangzhou AIC, Party A shall cause Dongfang Hospital to record the equity pledge under this Agreement in Dongfang Hospital’s shareholders’ registry, submit to Party B’s custody the capital contribution certificate for the Pledged Equity and the shareholder’s registry stamped with the seal of Dongfang Hospital within 10 days after the date this Agreement is executed, and process the registration procedure with Guangzhou AIC within 30 days upon Guangzhou AIC acceptance of such registration.  Except as otherwise required under PRC law, the validity of this Agreement shall not be affected by the ability of the parties to file this Agreement with the Guangzhou AIC or obtain acceptance of such registration.

Article 7  Undertakings by Party A

During the term of this Agreement, Party A undertakes to Party B that:

7.1 Without Party B’s prior written consent, Party A will not set any other Encumbrance or other restrictive condition or covenant on all or any part of the Pledged Equity.

7.2 Without Party B’s prior written consent, Party A will not sell, lease, lend, transfer, convey, assign, donate, re-mortgage, put under custody of, use for share purchase or otherwise dispose of all or part of the Pledged Equity;

7.3 Party A will not use or permit others to vote the Pledged Equity or otherwise to use the Pledged Equity to be engaged in any act or event violating laws or this Agreement; and

7.4 After Party A receives any notice, order, ruling, judgment or other document relating to the Pledged Equity and the obligations of Party A under this Agreement issued by any third party, including without limitation any government agency, judicial organ or arbitration organization, it will forthwith inform Party B and immediately but within the term specified by law, take all necessary actions to cause such notice, order, ruling, judgment or other document to be rescinded, reversed, annulled or otherwise addressed to Party B’s satisfaction. Party A will institute an action, arbitration or administrative action in respect of such notice, order or other document, as Party B deems necessary, and bear all relevant expenses.

7.5 Party A shall comply with the provisions of all laws, rules and regulations applicable to the pledge of rights.

Share Pledge Agreement

7.6 Party A hereby warrants to Party B that to protect or perfect the pledge provided by this Agreement for the proper satisfaction of the Guaranteed Liabilities, Party A hereby agrees in good faith to, and shall cause other parties to, sign all rights, certificates, agreements and instruments as required by Party B, and/or shall perform and cause other parties to perform such other actions required by Party B, in furtherance of the rights, duties and obligations prescribed in this Agreement.

7.7 only upon the prior written consent by Party B, shall Party A be able to increase the registered capital of Dongfang Hospital, and the furhter registered capital shall also be part of the pledged equity..

Article 8  Defaults

8.1 The following matters are defaults under this Agreement:

8.1.1 Party A or Dongfang Hospital fails to perform any of its obligations under the Domestic Agreements in time and in full or to pay any Guaranteed Liabilities on time and in full;

8.1.2 Any representation or warranty of Party A under Article 2 contains false, fraudulent or misleading statement or errors;

8.1.3 Party A violates any undertaking under Article 7 above;

8.1.4 Party A refuses to handle or intentionally delays the registration and recording procedures of the pledge under this Agreement, and fails to make correction within 10 days of Party B’s written request;

8.1.5 Party A’s or Dongfang Hospital’s borrowing, guaranty, compensation, undertaking or other liabilities (1) are requested to be repaid or performed in advance due to a default; or (2) are due but cannot be repaid or performed on time, which, at the reasonable discretion of Party B, has an adverse material effect on Party A’s ability of performing the obligations under this Agreement;

8.1.6 The promulgation of relevant laws and regulations and Party A’s faults (including omissions) make this Agreement invalid, voidable or unenforceable, or Party A cannot continue to perform its obligations under this Agreement in time and in full;

Share Pledge Agreement

8.1.7 Party A violates any other provision of this Agreement;

8.1.8 Party A or Dongfang Hospital admits in writing its inability to repay its debts and other obligations as they become due in the ordinary course, has a receiver or trustee appointed for all or any portion of its assets, files a general assignment for the benefit of its creditors, or has any voluntary or involuntary action taken under applicable bankruptcy, reorganization or similar laws, rules or regulations which is not dismissed with prejudice within 90 days.

8.1.9 Party A’s or Dongfang Hospital’s acts or omissions, or any other occurrence, has rendered it illegal or impossible for Party A to continue to perform his obligations hereunder or for Party B to exercise its right of pledge hereunder.

8.2 If Party A knows or should know that any matter as stated in Article 8.1 hereof or any event possibly resulting in any of the above matters has occurred, it shall inform Party B in writing in time.

8.3 Unless Party A takes the action to Party B’s satisfaction to correct the defaults as listed in Article 8.1 hereof, Party B may give a written notice about the exercising of right of pledge to Party A when defaults occur or at any time thereafter, requiring to dispose of the Pledged Equity according to the provisions of this Agreement.

8.4 The clauses about defaults under this Agreement shall not affect the exercise by the Parties of the other remedies under currently applicable Chinese laws and regulations.

Article 9  Exercise of Right of Pledge

9.1 Subject to the provisions in Article 8.3, Party B may dispose of the Pledged Equity after it gives a notice about the exercise of right of pledge or at any time thereafter.

Share Pledge Agreement

9.2 Party B shall be entitled to dispose of all or part of the Pledged Equity under this Agreement (including, but not limited to, converting Pledge Equity into money at an agreed price or auctioning or selling Pledged Equity in accordance with law) pursuant to statutory procedures and be first compensated with the proceeds from such disposal until all Guaranteed Liabilities are paid up.

9.3 When Party B disposes of Pledged Equity according to this Agreement, Party A shall render necessary assistance and not set barriers so that Party B realizes its right of pledge.

Article 10  Termination

When all Guaranteed Liabilities are paid up and Party A has fully performed the obligations under the Domestic Agreements, this Pledge Agreement is terminated. In this case, Party B shall have the pledge registration cancelled as far as reasonably practicable.

Article 11  Taxes and expenses

Any and all taxes and expenses arising from execution and performance of this Agreement shall be borne by the Parties respectively pursuant to the provisions of laws and regulations

Share Pledge Agreement

Article 12  Liabilities for breach of Agreement

Both parties shall exercise the right and perform the obligation appropriately in order to ensure this agreement is performed smoothly. Either party shall undertake the responsibility of the breach of the Agreement for failing to performing the obligation in full; and shall compensate the other party for any direct loss caused.  Party A shall indemnify and hold harmless Party B, and its successors and assigns, and each of their respective officers, directors, affiliates, executives, supervisors, managers, deputy managers, members, equity holders, attorneys, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including reasonable attorney’s fees and court costs), arising out of or caused by, directly or indirectly (a) any material misrepresentation, breach or failure of any representation or warranty made herein by Party A or any agreement or document delivered in connection herewith; (b) any failure or refusal by Party A satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them; or (c) the performance by Party B of its obligations and duties hereunder.

Article 13 Applicable Law

The execution, effectiveness, interpretation, performance and settlement of disputes of this Agreement will be governed by the law of the PRC.

Article 14  Settlement of Disputes

All disputes arising out of or in connection with this Agreement shall be settled by the parties through friendly negotiation. In the event said disputes can not be settled through friendly negotiation, either Party may submit the dispute to arbitration to be conducted by South China Sub-commission of China International Economic and Trade Arbitration Commission in Shenzhen in accordance with its then current arbitration rules. The arbitral award shall be final and binding.

Article 15  Effectiveness, Modification and Termination

15.1 This Agreement shall take into effect when it satisfies one of the following conditions:

(1) Signed by the authorized representatives of the Parties with seals affixed; or

Share Pledge Agreement

(2) The Pledged Equity has been registered and recorded legally with the Guangzhou Administration for Industry and Commerce.

15.2 Unless otherwise agreed upon by the Parties hereto, neither Party may modify or terminate this Agreement. Any modification or termination shall be in writing after both parties’ consultations. The provisions of this Agreement remain binding on both parties prior to any written agreement on modification or termination.

Article 16 Miscellaneous

16.1 Assignment

Without Party B’s prior written consent, Party A shall not assign all or part of its rights and/or obligations under this Agreement to any third party.

This Agreement shall bind upon Party A and its heirs and successors and inure to the benefit of Party B and each of its successors and permitted assigns.

Party B may, at any time, assign all or part of its rights and/or obligations under the Domestic Agreements to the natural person or legal person designated by it. In this case, under this Agreement, such assignee shall have the same rights and obligations as those of Party B. Party A shall not make any objection thereto.

After Party B is changed due to such assignment, the new parties to pledge shall sign a new pledge agreement in the format of this Agreement.

16.2 Partial invalidity

If, at any time, any provision hereof is or becomes unenforceable in any respect under the law of any jurisdiction, which will not cause material adverse effects on the rights and obligations of the Parties under this Agreement, the other provisions remain valid.

Share Pledge Agreement

16.3 Waivers

Waivers in writing signed by the Parties are considered valid. No failure to exercise on the part of either Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

16.4 Languages

This Agreement has been written and signed between the Parties in English and Chinese languages. Both language versions shall be equally authentic. If there are any discrepancy or conflicts between two versions, Chinese version shall prevail.

16.5 Copies of Agreement

This Agreement is signed in five copies, Each Party holds one copy, others for relevant procedures. Either one is considered as original and has the same legal effect.

In witness hereof, the Agreement is duly executed by the Parties hereto on the date first written above.

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Party A: Jianping Xu[                            ](signature):

/s/ Jianping Xu

Share Pledge Agreement

Party B: Guangzhou Shouzhi Medical Institution Management Co. Ltd. (seal)

Legal representative or Authorized representative(Signature)

/s/ Jianping Xu

Date: June 14, 2010